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                          SUBSIDIARIES OF THE COMPANY

American Factors Group, Inc. - 80% owned by the Company
Americal Investment Management - 80% owned by the Company
Medical Billing Services Systems, Inc. - 100% owned by the Company Premier Provider Services, Inc. - 100% owned by the Company
Ameri-Med Financial Services, Inc. - 80.6% owned by the Company
Suncoast Title Company, Inc. - 80% owned by the Company
Ameri-Cap Factors Group - 100% owned by the Company
Ameri-Cap Mortgage Group - 81.4% owned by the Company
Ameri-Cap Finance Group - 100% owned by the Company